EXHIBIT 4.12

AMERICANN, INC.

WARRANT TO PURCHASE COMMON STOCK

SERIES XII

This Warrant to Purchase Common Stock (this “Warrant”) is to certify that, FOR VALUE RECEIVED, _______________ (with its permitted assigns, the “Holder”), is entitled to purchase, subject to the provisions of this Warrant, from AmeriCann, Inc., a Delaware corporation (the “Company”), ___________ shares of the common stock of the Company (“Common Stock”). This Warrant may be exercised at an exercise price of $1.50 per share at any time on or prior to the earlier of (i) the date that is five (5) years from the execution of this Warrant and the Subscription Agreement to which it is attached, or (ii) twenty (20) days after written notice to the Holder that the daily Volume Weighted Average Price (VWAP) of the Company’s Common Stock was at least $4.00 for twenty (20) consecutive trading days and the average daily volume of trades of the Company’s Common Stock during such twenty (20) trading days was at least 150,000 shares (with such price and share numbers adjusted for any stock splits, recapitalizations or other transactions with respect to which the Exercise Price is adjustable) (the “Expiration Date”). The number of shares of Common Stock to be received upon the exercise of this Warrant and the price to be paid for a share of Common Stock may be adjusted from time to time as hereinafter set forth. The shares of Common Stock deliverable upon such exercise, as may be adjusted from time to time, are hereinafter sometimes referred to as “Warrant Shares”; and the exercise price of a share of Common Stock in effect at any time, and as may be adjusted from time to time, is hereinafter sometimes referred to as the "Exercise Price.

(a)      Exercise of Warrant. This Warrant may be exercised in whole or in part at any time or from time to time but not later than 5:00 P.M., Mountain time, on the Expiration Date. If the Expiration Date is a day on which banking institutions are authorized by law to close, then this Warrant may be exercised on the next succeeding day which shall not be such a day, by presentation and surrender of this Warrant to the Company or at the office of its stock transfer agent, if any, with the Purchase Form annexed hereto duly executed and accompanied by payment of the Exercise Price for the number of shares of Warrant Stock specified in such form.

If this Warrant should be exercised in part only, the Company, upon the Holder’s surrender of this Warrant for cancellation, shall execute and shall deliver a new Warrant evidencing the right of the Holder to purchase the balance of the shares of Warrant Stock purchasable hereunder. Such new Warrant shall in all other respects be identical to this Warrant, including the date of the end of the Exercise Period. Upon receipt by the Company of this Warrant at the office or the agency of the Company, in proper form for exercise, the Holder shall be deemed to be the Holder of record of the shares of Warrant Stock issuable upon such exercise, notwithstanding that the stock transfer books of the Company shall then be closed or that certificates representing such shares of Warrant Stock shall not then be actually delivered to the Holder.

If at any time after February 2, 2020, there is no effective registration statement registering, or no current prospectus available for, the resale of the Warrant Shares by the Holder, then this Warrant may also be exercised, in whole or in part, at such time by means of a “cashless exercise” in which the Holder shall be entitled to receive a number of Warrant Shares equal to the quotient obtained by dividing [(A-B) (X)] by (A), where:

(A) =	the Closing Price of the Company’s Common Stock on the principal Trading Market on the date immediately prior to the time of the Holder’s delivery of the Purchase Form;

(B) =	the Exercise Price of this Warrant, as adjusted hereunder; and

(X) =      the number of Warrant Shares that would be issuable upon exercise of this Warrant in accordance with the terms of this Warrant if such exercise were by means of a cash exercise rather than a cashless exercise.

(b)     Fractional Shares. No fractional shares of Warrant Stock or scrip representing fractional shares of Warrant Stock shall be issued upon the exercise of this Warrant. With respect to any fraction of a share of Warrant Stock called for upon any exercise hereof, the Company shall pay to the Holder an amount in cash equal to such fraction multiplied by the current market value of such fractional share determined as follows:

(i)     If the Company's Common Stock is publicly traded, the average daily closing prices for thirty (30) consecutive trading days immediately preceding the date of exercise of this Warrant. The closing price for each day shall be the last sale price regular-way or, in case no such sale takes place on such date, the average of the closing bid and asked prices regular-way, on the principal national securities exchange in which the Company's Common Stock is listed or admitted to trading, or if it is not listed or admitted to trading on any national securities exchange, the last sale price of such Common Stock on the consolidated transaction reporting system of the National Association of Securities Dealers ("NASD"), if such last sale information is reported on such system, or if not so reported, the average of the closing bid and asked prices of such Common Stock on the National Association of Securities Dealers Automatic Quotation system ("NASDAQ"), or any comparable system, or if the Common Stock is not listed on NASDAQ, or a comparable system, the average of the closing bid and asked prices as furnished by two members of the NASD selected from time to time by the Company for that purpose.

(ii)     If the Company's Common Stock is not publicly traded, the current value shall be an amount, not less than the book value, determined in such reasonable manner as may be prescribed by the Board of Directors of the Company using valuation techniques then prevailing in the securities industry assuming full disclosure of all relevant information and a reasonable period of time for effectuating such sale and modelled so as to determine, as closely as possible, a price equal to that obtainable by the Company of a like issuance of its own shares.

(c)     Representations, Warranties & Covenants of the Company.

(i)      Issuance of Warrant. This Warrant is, and any Warrant issued in substitution for or replacement of this Warrant shall be, upon issuance, duly authorized and validly issued.

(ii)      Issuance of Shares. The Company shall ensure that shares of Warrant Stock, when issued pursuant to the exercise of this Warrant, will be duly and validly issued, fully paid and nonassessable and free from all taxes, liens, and charges with respect to the issuance thereof. The Company shall take all such actions as may be necessary to ensure that all such shares of Warrant Stock are issued without violation by the Company of any applicable law or governmental regulation. The Company shall pay all expenses in connection with, and all taxes and other governmental charges that may be imposed with respect to, the issuance or delivery of Warrant Stock upon exercise of this Warrant, excepting the Holder’s income taxes, for which they will be personally liable.

(iii)      Reservation of Shares of Warrant Stock. Throughout the Exercise Period, the Company shall at all times reserve and keep available for issuance and/or delivery out of its authorized but unissued capital stock constituting Warrant Stock, solely for the purpose of issuance upon the exercise of this Warrant, the maximum number of shares of Warrant Stock issuable upon the exercise of this Warrant, and the par value per share of Warrant Stock shall at all times be less than or equal to the applicable Exercise Price. The Company shall not increase the par value of any share of Warrant Stock receivable upon the exercise of this Warrant above the Exercise Price then in effect, and shall take all such actions as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable shares of Common Stock upon the exercise of this Warrant.

(iv)     No Impairment. The Company shall not, by amendment of its Certificate of Incorporation or Bylaws, or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed by it hereunder, but shall at all times in good faith assist in the carrying out of all the provisions of this Warrant.

(d)     Exchange, Assignment or Loss of Warrant. This Warrant is exchangeable, without expense, at the option of the Holder, upon presentation and surrender hereof to the Company or at the office of its stock transfer agent, if any, for other Warrants of different denominations entitling the Holder thereof to purchase in the aggregate the same number of shares of Warrant Stock purchasable hereunder. This Warrant may not be sold, hypothecated, assigned, or transferred prior to the date this Warrant is first exercisable. Any assignment shall be made subject to the provisions of this Section (d) by surrender of this Warrant to the Company or at the office of its stock transfer agent, if any, with the Assignment Form annexed hereto duly executed and with funds sufficient to pay any transfer tax; whereupon, the Company, without charge, shall execute and shall deliver a new Warrant in the name of the assignee named in such instrument of assignment and this Warrant shall promptly be cancelled.

This Warrant may be divided or may be combined with other Warrants which carry the same rights upon presentation hereof at the office of the Company or at the office of its stock transfer agent, if any, together with a written notice specifying the names and the denominations in which new Warrants are to be issued and signed by the Holder hereof. The term "Warrant" as used herein includes any Warrants issued in substitution for or replacement of this Warrant or into which this Warrant may be divided or exchanged. Upon receipt by the Company of evidence satisfactory to it of the loss, theft, destruction, or mutilation of this Warrant, and (in the case of loss, theft, or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Warrant, if mutilated, the Company will execute and will deliver a new Warrant. Such new Warrant shall in all other respects be identical to this Warrant, including the date of the end of the Exercise Period. Any such new Warrant executed and delivered shall constitute an additional contractual obligation on the part of the Company, whether or not this Warrant so lost, stolen, destroyed or mutilated shall be at any time enforceable by anyone.

(e)     Rights of the Holder. Prior to the exercise of this Warrant, the Holder, by virtue hereof, shall not be entitled to any rights of a stockholder in the Company, either at law or in equity, and the rights of the Holder are limited to those expressed in the Warrant and are not enforceable against the Company except to the extent set forth herein; provided, however, in addition to any adjustments pursuant to Section (f) below, if at any time the Company grants, issues or sells any shares of Common Stock, options, convertible securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of the Company’s capital stock, (any of the foregoing, “Purchase Rights”), then the Holder shall be entitled to acquire, upon the terms applicable to such Purchase Rights, an aggregate amount of Purchase Rights or capital stock equal to the original principal amount of that certain Promissory Note by and between the Holder and AmeriCann Colorado of even date herewith. In addition, nothing contained in this Warrant shall be construed as imposing any liabilities on the Holder to purchase any securities (upon exercise of this Warrant or otherwise) or as a stockholder of the Company, whether such liabilities are asserted by the Company or by creditors of the Company. Notwithstanding this Section (e), the Company shall provide the Holder with copies of the same notices and other information given to the stockholders of the Company generally, contemporaneously with the giving thereof to the stockholders.

(f)     Anti-Dilution Provisions.

(i)      Adjustment of Price. Anything in this Section (f) to the contrary notwithstanding, if the Company shall issue, at any time, Common Stock or convertible securities by way of dividend, forward stock split or other distribution on any stock of the Company or subdivide or combine the outstanding shares of capital stock, the Exercise Price shall be proportionately decreased in the case of such issuance, forward stock split, or distribution (on the day following the date fixed for determining stockholders entitled to receive such additional shares) or proportionately increased in the case of such combination (on the date that such combination shall become effective), provided, however, should the Company cancel or fail to make such dividend or other distribution or other issuance, the Exercise Price shall be forthwith adjusted to the price which would have prevailed prior to the Company setting such record date.

(ii)     No Adjustment for Small Amounts. Anything in this Section to the contrary notwithstanding, the Company shall not be required to give effect to any adjustment in the Exercise Price unless and until the net effect of one or more adjustments, determined as above provided, shall have required a change of the Exercise Price by at least one cent, but when the cumulative net effect of more than one adjustment so determined shall be to change the actual Exercise Price by at least one cent, such change in the Exercise Price shall thereupon be given effect.

(iii)     Number of Shares Adjusted. Upon any adjustment of the Exercise Price, the Holder of this Warrant shall thereafter (until another such adjustment) be entitled to purchase, at the new Exercise Price, the number of shares of Warrant Stock, calculated to the nearest full shares, obtained by multiplying the number of shares of Warrant Stock initially issuable upon exercise of this Warrant by the Exercise Price in effect on the date hereof and dividing the product so obtained by the new Exercise Price.

(g)     Officer's Certificate. Whenever the Exercise Price shall be adjusted as required by the provisions of Section (f) hereof, the Company shall forthwith file with its Secretary or an Assistant Secretary at its principal office, and with its stock transfer agent, if any, an Officer's Certificate showing the adjusted Exercise Price, determined as herein provided, and setting forth in reasonable detail the facts requiring such adjustment. Each such Officer's Certificate shall be made available at all reasonable times for inspection by the Holder; and the Company, after each such adjustment, shall forthwith deliver a copy of such certificate to the Holder. Such certificate shall be conclusive as to the correctness of such adjustment.

(h)     Notices to Warrant Holders. So long as this Warrant shall be outstanding and unexercised (i) if the Company shall pay any dividend or shall make any distribution upon the Common Stock or (ii) if the Company shall offer to the holders for subscription or purchase by them any shares of stock of any class or any other rights or (iii) if any capital reorganization of the Company; reclassification of the capital stock of the Company; consolidation or merger of the Company with or into another corporation; sale, lease or transfer of all or substantially all of the property and assets of the Company to another corporation; or voluntary or involuntary dissolution, liquidation, or winding up of the Company shall be effected, then, in any such case, the Company shall cause to be delivered to the Holder, at least ten (l0) days prior to the date specified in (x) or (y) below, as the case may be, a notice containing a brief description of the proposed action and stating the date on which (x) a record is to be taken for the purpose of such dividend, distribution, or rights, or (y) such reclassification, reorganization, consolidation, merger, conveyance, lease, dissolution, liquidation, or winding up is to take place and the date, if any, is to be fixed, as of which the holders of record shall be entitled to exchange their Shares for securities or other property deliverable upon such reclassification, reorganization, consolidation, merger, conveyance, dissolution, liquidation, or winding up.

(i)     Reclassification, Reorganization or Merger. In case of any reclassification, or capital reorganization (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of an issuance of Common Stock by way of dividend or other distribution or of a subdivision or combination), or in case of any consolidation or merger of the Company with or into another corporation (other than a merger with a subsidiary, in which merger the Company is the continuing corporation and which does not result in any reclassification, or capital reorganization) or in case of any sale or conveyance to another corporation of the property of the Company as an entirety or substantially as an entirety, the Company shall cause effective provision to be made so that the Holder shall have the right thereafter, by exercising this Warrant, to purchase the kind and amount of shares of capital stock and other securities and property receivable upon such reclassification, capital reorganization, or other consolidation, merger, sale, or conveyance as may be issued or payable with respect to or in exchange for the number of shares of Warrant Stock purchasable upon the exercise of this Warrant had such recapitalization, capital reorganization, or other consolidation, merger, sale or conveyance not taken place. Any such provisions shall include provision for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Warrant. The foregoing provisions of this Section (i) shall similarly apply to successive reclassifications, capital reorganizations, and to successive consolidations, mergers, sales, or conveyances.

In the event that in any such capital reorganization or reclassification, consolidation, merger, sale or conveyance, additional shares shall be issued in exchange, conversion, substitution or payment, in whole or in part, for a security of the Company other than Common Stock, any such issue shall be treated as an issue of Common Stock covered by the provisions of Section (g) hereof with the amount of the consideration received upon the issue thereof being determined by the Board of Directors of the Company in the manner described in clause (c)(ii) above.

(j)     Transfer to Comply with the Securities Act of l933.

(i)     This Warrant or the Warrant Stock or any other security issued or issuable upon exercise of this Warrant may not be sold, transferred, or otherwise disposed of except to a person who, in the opinion of counsel for the Company, is a person to whom this Warrant or such Warrant Stock may legally be transferred pursuant to Section (d) hereof without registration and without the delivery of a current Prospectus under the Act with respect thereto and then only against receipt of an agreement of such person to comply with the provisions of this Section (j) with respect to any resale or other disposition of such securities.

(ii)     The Company may cause the following legend or one similar thereto to be set forth on each certificate representing Warrant Stock or any other security issued or issuable upon exercise of this Warrant not theretofore distributed to the public or sold to underwriters for distribution to the public pursuant to Section (j) hereof, unless counsel for the Company is of the opinion as to any such certificate that such legend is unnecessary:

The shares represented by this Certificate have not been registered under the Securities Act of l933 (the "Act") and are "restricted securities" as that term is defined in Rule 144 under the Act. The shares may not be offered for sale, sold, or otherwise transferred except pursuant to an effective registration statement under the Act or pursuant to an exemption from registration under the Act, the availability of which is to be established to the satisfaction of the Company.

(k)      Limitation on Amount of Ownership. Notwithstanding anything to the contrary in this Warrant, in no event shall the Holder be entitled to purchase that number of shares of Warrant Stock, which when added to the sum of the number of shares of Common Stock beneficially owned (as such term is defined under Section 13(d) and Rule 13d-3 of the 1934 Act), by the Holder, would exceed 4.99% of the number of shares of the Company’s Common Stock outstanding on the date this Warrant is exercised, as determined in accordance with Rule 13d-1(j) of the 1934 Act.

(l)     Applicable Law. This Warrant shall be governed by and construed in accordance with the laws of Delaware.

(m)     Registration Rights. The Company agrees that it shall file a Registration Statement with the Securities and Exchange Commission pursuant to the Securities Act of 1933 for public offering the shares of Common Stock underlying the Warrant or the shares so issued and use its reasonable best efforts to have such registration statement declared effective as soon as practicable.

Dated:	AMERICANN, INC., a Delaware corporation

By:
Timothy R. Keogh, Chief Executive Officer

PURCHASE FORM

Dated .

The undersigned hereby irrevocable elects to exercise the within Warrant to the extent of purchasing         shares of Warrant Stock and hereby makes payment of $                   in payment of the actual exercise price thereof.

INSTRUCTIONS FOR REGISTRATION OF STOCK

Name
(Please typewrite or print in block letters)

Address

Signature

ASSIGNMENT FORM

FOR VALUE RECEIVED,                                              hereby sells, assigns, and transfers unto:

Name
(Please typewrite or print in block letters)

Address

the right to purchase the Common Stock represented by this Warrant to the extent of              shares as to which such right is exercisable and does hereby irrevocably constitute and appoint                    attorney, to transfer the same on the books of the Company with full power of substitution in the premises.

Dated: .	Signature